AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 2005

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CELSION CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation or Organization)

52-1256615

(I.R.S. Employer Identification No.)

10220-L OLD COLUMBIA ROAD COLUMBIA, MD	21046- 2364
(Address of Principal Executive Offices)	(Zip Code)

EMPLOYMENT AGREEMENT BY AND BETWEEN CELSION CORPORATION

AND LAWRENCE OLANOFF, M.D., PH.D.

(Full Title of the Plan)

ANTHONY P. DEASEY

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

CELSION CORPORATION

10220-L OLD COLUMBIA ROAD

COLUMBIA, MD 21046-2364

(Name, and Address of Agent For Service)

(410) 290-5390

Telephone Number, Including Area Code, of Agent for Service.

COPIES TO:

MELISSA ALLISON WARREN

VENABLE LLP

1800 MERCANTILE BANK & TRUST BLDG.

2 HOPKINS PLAZA

BALTIMORE, MD 21201

(410) 244-7400

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)

Common stock, par value $0.01 per share	6,440,000 Shares	$0.38	$2,447,200	$288.04

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.

(2)	The exercise price for the options is equal to the closing price for Celsion Corporation Common Stock, as reported by The American Stock Exchange, on July 29, 2005. The maximum aggregate offering price and registration fee have been computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the price at which the options may be exercised.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers 6,440,000 shares of the Common Stock, par value $0.01 per share (“Common Stock”) of Celsion Corporation, a Delaware Corporation (the “Registrant”), underlying Options issued to Lawrence Olanoff, M.D., Ph.D., in connection with the inducement and retention of Dr. Olanoff to serve as the Registrant’s President and Chief Executive Officer, and as a member of its Board of Directors, pursuant to an Employment Agreement (the “Employment Agreement”) and as reflected in a Grant Agreement, each effective July 29, 2005 (the “Effective Date”). The Employment Agreement heretofore has been filed with the Securities and Exchange Commission (the “Commission”), and the Grant Agreement is filed as an Exhibit to this Registration Statement, and each is incorporated herein by reference. The Option vests in four (4) equal installments of 1,610,000 shares of Common Stock on the first, second, third and fourth anniversaries of the Effective Date, provided that, if Dr. Olanoff’s employment is terminated prior to the first anniversary of the Effective Date under certain circumstances (as set forth in the Employment Agreement and the Grant Agreement), the first installment of Options shall vest on the date of such termination and the remainder of the Options shall not vest and shall be forfeited and that, if Dr. Olanoff is not employed on the second, third or fourth anniversary of the Effective Date, the installments vesting on and after any such anniversary shall not vest and the Options included therein shall be forfeited. The Options are exercisable, once vested, for a period ending on the tenth anniversary of the Effective Date at a price equal to the closing price of the Common Stock on The American Stock Exchange on the Effective Date, subject to early termination under certain circumstances, as set forth in the Employment Agreement and the Grant Agreement.

TABLE OF CONTENTS

PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference
Item 4.	Description of Securities
Item 5.	Interests of Named Experts and Counsel
Item 6.	Indemnification of Directors and Officers
Item 7.	Exemption from Registration Claimed
Item 8.	Exhibits
Item 9.	Undertakings

SIGNATURES

EXHIBIT INDEX

EXHIBITS

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Omitted in accordance with Rule 428 under the Securities Act of 1933, as amended and the Introductory Note to Part I of Form S-8.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated into this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 16, 2005, as amended by the Annual Report on Form 10-K/A filed on April 12, 2005;

(b)	The Registrant’s Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission on May 10, 2005;

(c)	The Registrant’s Current Report on Form 8-K, filed with the Commission on June 23, 2005;

(d)	The Registrant’s Current Report on Form 8-K, filed with the Commission on May 25, 2005;

(e)	The Registrant’s Current Report on Form 8-K, filed with the Commission on May 19, 2005;

(f)	The Registrant’s Current Report on Form 8-K, filed with the Commission on March 3, 2005;

(g)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Form 10-K referred to in (a) above; and

(h)	The description of the Common Stock set forth under the heading “Item 1. Description of Registrant’s Securities to be Registered” in the Registrant’s Registration Statement on Form 8-A (File No. 001-15911), filed with the Commission on May 26, 2000 under Section 12(g) of the Exchange Act, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is organized under the laws of the State of Delaware. The Registrant’s Certificate of Incorporation provides that the Registrant shall indemnify its current and former directors and officers, and may indemnify its current and former employees and agents, against any and all liabilities and expenses incurred in connection with their services in those capacities to the maximum extent permitted by Delaware law.

The Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation has the power generally to indemnify its current and former directors, officers, employees and other agents (each, a “Corporate Agent”) against expenses and liabilities (including amounts paid in settlement) in connection with any proceeding involving such person by reason of his being a Corporate Agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful.

In the case of an action brought by or in the right of the corporation, indemnification of a Corporate Agent is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification.

To the extent that a Corporate Agent has been successful on the merits or otherwise in the defense of such proceeding, whether or not by or in the right of the corporation, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify such person for expenses in connection therewith. Under the DGCL, the corporation may advance expenses incurred by a Corporate Agent in connection with a proceeding, provided that the Corporate Agent undertakes to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. The Registrant’s Certificate of Incorporation requires the Registrant to advance expenses to any person entitled to indemnification, provided that such person undertakes to repay the advancement if it is determined in a final judicial decision from which there is no appeal that such person is not entitled to indemnification.

The power to indemnify and advance the expenses under the DGCL does not exclude other rights to which a Corporate Agent may be entitled to under the Certificate of Incorporation, by laws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s Certificate of Incorporation permits the Registrant to secure insurance on behalf of directors, officers, employees and agents of the Registrant for any expense, liability or loss incurred in such capacities, regardless of whether the Certificate of Incorporation or Delaware law would permit indemnification against such expense, liability or loss.

The purpose of these provisions is to assist the Registrant in retaining qualified individuals to serve as its directors, officers, employees and agents by limiting their exposure to personal liability for serving as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Number		Description

4.1		Certificate of Incorporation of Celsion Corporation, as amended (compiled), incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q of Celsion Corporation for the Quarter Ended June 30, 2004.

4.2		Certificate of Designations of Series C Junior Participating Preferred Stock of Celsion Corporation, incorporated herein by reference to Exhibit 4.4 to Celsion Corporation’s Registration Statement on Form S-3 (File No. 333-100638).

4.3		Bylaws of Celsion Corporation, as amended (compiled), incorporated herein by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q of Celsion Corporation for the Quarter Ended June 30, 2004.

4.4		Rights Agreement between Celsion Corporation and American Stock Transfer & Trust Company dated as of August 15, 2002, incorporated herein by reference to Exhibit 99.1 to Celsion Corporation’s Current Report on Form 8-K filed August 21, 2002.

4.5		Amendment No. 1 to Rights Agreement between Celsion Corporation and American Stock Transfer & Trust Company adopted January 16, 2003, incorporated herein by reference to Exhibit 4.1 to Celsion Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

5	*	Opinion of Venable LLP re: Legality.

10.1		Employment Agreement effective July 29, 2005, between Celsion Corporation and Lawrence Olanoff, Md., Ph.D., incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K of Celsion Corporation filed May 19, 2005.

10.2	*	Stock Option Grant Agreement effective July 29, 2005, between Celsion Corporation and Lawrence Olanoff, M.D., Ph.D.

23.1	*	Consent of Venable LLP (included in Exhibit 5).

23.2	*	Consent of Stegman & Company, Independent Public Accountants to Celsion Corporation.

24	*	Powers of Attorney (included in Signature Page).

*	Filed herewith.

Item 9.	Undertakings.

(A)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment to this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbia, Maryland, on the 29th day of July, 2005.

CELSION CORPORATION

By: /s/ Lawrence Olanoff

      Lawrence Olanoff

      President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary W. Pace and Kris Venkat, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ LAWRENCE OLANOFF Lawrence Olanoff	President and Chief Executive Officer (Principal Executive Officer)	July 29, 2005

/S/ ANTHONY P. DEASEY Anthony P. Deasey	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	July 29, 2005

/S/ MAX E. LINK Max E. Link	Director (Chairman of the Board of Directors)	July 29, 2005

/S/ AUGUSTINE Y. CHEUNG Augustine Y. Cheung	Director	July 29, 2005

/S/ CLAUDE TIHON Claude Tihon	Director	July 29, 2005

Gary W. Pace	Director

/S/ KRIS VENKAT Kris Venkat	Director	July 29, 2005

/S/ GREGORY WEAVER Gregory Weaver	Director	July 29, 2005

EXHIBIT INDEX

Number	Description

4.1	Certificate of Incorporation of Celsion Corporation, as amended (compiled), incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q of Celsion Corporation for the Quarter Ended June 30, 2004.

4.2	Certificate of Designations of Series C Junior Participating Preferred Stock of Celsion Corporation, incorporated herein by reference to Exhibit 4.4 to Celsion Corporation’s Registration Statement on Form S-3 (File No. 333-100638).

4.3	Bylaws of Celsion Corporation, as amended (compiled), incorporated herein by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q of Celsion Corporation for the Quarter Ended June 30, 2004.

4.4	Rights Agreement between Celsion Corporation and American Stock Transfer & Trust Company dated as of August 15, 2002, incorporated herein by reference to Exhibit 99.1 to Celsion Corporation’s Current Report on Form 8-K filed August 21, 2002.

4.5	Amendment No. 1 to Rights Agreement between Celsion Corporation and American Stock Transfer & Trust Company adopted January 16, 2003, incorporated herein by reference to Exhibit 4.1 to Celsion Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

5*	Opinion of Venable LLP re: Legality.

10.1	Employment Agreement effective July 29, 2005, between Celsion Corporation and Lawrence Olanoff, Md., Ph.D., incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K of Celsion Corporation filed May 19, 2005.

10.2*	Stock Option Grant Agreement effective July 29, 2005, between Celsion Corporation and Lawrence Olanoff, M.D., Ph.D.

23.1*	Consent of Venable LLP (included in Exhibit 5).

23.2*	Consent of Stegman & Company, Independent Public Accountants to Celsion Corporation.

24*	Powers of Attorney (included in Signature Page).

*	Filed herewith.